                                                                  Exhibit 12

               Anheuser-Busch Companies, Inc. and Subsidiaries

               Consolidated Ratio of Earnings to Fixed Charges

The following table sets forth the company's ratio of earnings to fixed charges, on a consolidated basis for the periods indicated (in millions):

----------------------------------------------------------------------------------------------------------------------------------

                                            First Quarter Ended                     Year Ended December 31
                                                 March 31

                                            2005          2004         2004        2003         2002         2001         2000
                                         -----------------------------------------------------------------------------------------
Earnings
--------

Consolidated pretax income                    $644.3        $753.6    $2,999.4     $2,824.3     $2,623.6     $2,377.6    $2,179.9

Dividends received from equity
  investees                                       --           3.5       179.0        169.2         46.7         25.8        23.9

Net interest capitalized                         1.7           1.6         7.7          3.3         10.8          1.0        (5.6)

Fixed charges                                  125.4         111.4       471.1        442.6        406.8        402.8       385.1
                                         -----------------------------------------------------------------------------------------

  Adjusted earnings                           $771.4        $870.1    $3,657.2     $3,439.4     $3,087.9     $2,807.2    $2,583.3
                                         =========================================================================================


Fixed Charges
-------------

Interest expense                              $114.8        $101.7      $426.9       $401.5       $368.7       $361.2      $348.2

Interest portion of rent expense(1)              9.2           8.4        38.9         36.3         34.1         37.9        33.2

Amortization of deferred debt
   issuance costs                                1.4           1.3         5.3          4.8          4.0          3.7         3.7
                                         -----------------------------------------------------------------------------------------

  Total fixed charges                         $125.4        $111.4      $471.1       $442.6       $406.8       $402.8      $385.1
                                         =========================================================================================


Ratio of Earnings to Fixed Charges              6.2X          7.8X        7.8X         7.8X         7.6X         7.0X        6.7X
-----------------------------------------=========================================================================================


(1)    The interest portion of rent expense is calculated as one-third of total rents paid.



                                     26